Exhibit 2.n.6

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement (Form N-2) of Gladstone Investment Corporation of our report dated May 12, 2014, relating to the financial statements of SOG Specialty Knives and Tools, LLC as of December 31, 2013 and 2012, and for the years then ended, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Everett, Washington

June 16, 2015